Exhibit 99.2

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: cmtp@crescendo-ir.com

China Digital Communication Group Approved for
Name Change to New Energy Systems Group

New York and Shenzhen – November 17, 2009 – China Digital Communication Group (OTCBB: CMTP), a manufacturer and distributor of battery components in China, today announced that it has obtained approval from FINRA to change its name to New Energy Systems Group.  In conjunction with the name change, the company’s CUSIP number will be changed to 643847106 and the stock will begin trading under the ticker symbol “NEWN” on November 18, 2009.

Mr. Fushun Li, Chief Executive Officer, commented, “With uses for our light weight, high powered batteries running the gamut from cell phones, laptops, MP4s and other digital products to solar applications, we believe that our new name better defines us and our mission.   We received shareholder approval for the change in August and are pleased to announce this milestone for the company.”

About China Digital Communication Group

China Digital Communication Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.chinadigitalcommunication.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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